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                              ARTHUR ANDERSEN LLP




March 1, 1996



Chief Accountant
Securities and Exchange Commission
Washington, DC 20549



Dear Sirs:

We have read Item 4 included in the attached Form 8-K dated March 1, 1996 of Kings Road Entertainment, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


Arthur Andersen LLP


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